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                                                                     EXHIBIT 8.2


       Opinion re: tax matters as to the merger of Roseville 1st Bancorp with Registrant by Perry-Smith & Co.

                                PERRY SMITH & CO.
                          CERTIFIED PUBLIC ACCOUNTANTS

                                                                October 26, 1998



Western Sierra Bancorp
4011 Plaza Goldorado Circle
Cameron Park, California 95682

Dear Sirs:

             Tax Opinion for the Registration Statement on Form S-4
            Regarding the Merger with Roseville 1st Community Bancorp

        As requested, we have prepared this opinion letter in connection with the proposed merger of Roseville 1st Community Bancorp, a California corporation ("ROSE"), with and into Western Sierra Bancorp, a California corporation ("BANCORP"), pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated as of July 2, 1998 ("Agreement") by and among ROSE and BANCORP, each as described in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission ("Registration Statement").

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. The opinion is subject to the receipt by us prior to the Effective Date of certain written representations and covenants of BANCORP and ROSE.

        Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement ("Prospectus") under the caption "Certain Federal and California Income Tax Consequences," expresses our opinion as to the material Federal and California income tax consequences applicable to holders of ROSE Stock. You should be aware, however, that the discussion under the caption "Certain Federal and California Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the tax authorities.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Perry-Smith & Co., LLP under the heading "Certain Federal and California Income Tax Consequences" in the Registration Statement and the Prospectus.

                                        Very truly yours,


                                        /s/ Perry-Smith & Co., LLP
                                        Perry-Smith & Co., LLP


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